UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 20, 2013

iGATE Corporation

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania

(State or Other Jurisdiction

of Incorporation)

000-21755	25-1802235
(Commission File Number)	(IRS Employer Identification No.)

6528 Kaiser Drive, Fremont, CA	94555
(Address of Principal Executive Offices)	(Zip Code)

(510) 896-3015

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 20, 2013, Phaneesh Murthy was terminated as Chief Executive Officer and President of iGATE Corporation (the “Company”), effective immediately. This termination was “for cause”, and Mr. Murthy is not entitled to severance payment under the terms of his Employment Agreement with the Company. The Company and Mr. Murthy are in discussions concerning a possible Transition Services Agreement, whereby he will be compensated for services provided to the Company. In the event that such Transition Services Agreement is entered, the details of its terms will be provided in a subsequent filing.

(c) Following the termination of Mr. Murthy, the Board of Directors of the Company appointed Gerhard Watzinger, age 52, as interim Chief Executive Officer and President, effective immediately. Mr. Watzinger will lead the Company while a search for a new President and Chief Executive Officer is conducted. Mr. Watzinger previously served as Executive Vice President of INTEL/McAfee from 2007 to 2012; Chief Executive Officer of SafeBoot from 2003 to 2007; Chief Executive Officer of the iGATE Solutions business (formerly Mascot Systems) from 2001 to 2003; Chief Executive Officer of APT International from 1991 to 1998; Managing Director and Partner of Price Waterhouse from 1989 to 1991; and Managing Director of CapGemini from 1983 to 1989. Mr. Watzinger has been Chairman of the Board of Directors of CrowdStrike since 2012 and has served as a director of Mastech Holdings, Inc. since 2008.

Mr. Watzinger will receive $100,000 per month during his term as interim Chief Executive Officer and President.

Item 7.01	Regulation FD Disclosure.

A news release announcing the termination of Mr. Murthy and the appointment of Mr. Watzinger as interim Chief Executive Officer and President was issued on May 20, 2013, and is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Exhibits.

Exhibit No.	Description

99.1	News Release issued May 20, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Mukund Srinath
Name:	Mukund Srinath
Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	News Release issued May 20, 2013.